UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/28/2011

PENDRELL CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:  001-33008

Delaware	98-0221142
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2300 Carillon Point, Kirkland, Washington 98033
(Address of principal executive offices, including zip code)

(425) 278-7100
(Registrant’s telephone number, including area code)

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On November 28, 2011, counsel for ICO Global Communications (Operations) Limited, a wholly-owned subsidiary of Pendrell Corporation (the "Company"), received a letter dated November 23, 2011 from the Second Appellate District of the California Court of Appeal (the "Court"), notifying counsel that Associate Justice Elizabeth Grimes recently determined that she is required to recuse herself from the case of Boeing Satellite v. ICO Global (the "Appeal"). Justice Grimes had been one of the three justices who presided over the Appeal and participated in the oral argument that took place on October 27, 2011. No reason was given for Justice Grimes' recusal decision. Submission of the case was ordered vacated, effective November 23, 2011, and Presiding Justice Tricia Bigelow has been identified as a replacement for Justice Grimes on the panel of justices that are considering the Appeal.

As a result of the Court's order, a decision on the Appeal may be delayed, and is no longer required to be issued by January 25, 2012, as previously anticipated. Instead, the Court's decision will be due within 90 days after the case is resubmitted for decision, which we believe is likely to happen following either additional oral argument or upon completion of Justice Bigelow's review of the recording of the prior oral argument. The Company cannot predict the timing for re-submission of the case or the conclusion of the Appeal process.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENDRELL CORPORATION

Date: November 28, 2011	By:	/s/ Timothy M. Dozois
Timothy M. Dozois
Corporate Counsel and Secretary